EXHIBIT 10.1

CONSULTING AND TRANSITION AGREEMENT

            This Consulting and Transition Agreement (this "Agreement") is entered into by and between Independent Bank Corporation, a bank holding company incorporated under the laws of the State of Michigan (the "Company"), Independent Bank, a Michigan banking corporation and wholly-owned subsidiary of the Company (the "Bank"), and Michael M. Magee, Jr. ("Mr. Magee"), the President and Chief Executive Officer ("CEO") of the Company and the Bank.

Background

            A.        Mr. Magee currently serves as President and CEO and as a director of both the Company and the Bank.  He has been employed with the Bank since 1987 and has served in the role of President and CEO since January 1, 2005.  Mr. Magee intends to resign his employment with the Company and the Bank as of the date and on the terms and conditions set forth below (the "Separation").

            B.        The Company is prohibited from making any "golden parachute payment," as that term is defined in Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and applicable regulations and/or guidance previously or hereafter issued, to Mr. Magee upon the termination of his employment with the Company pursuant to the Company's participation and acceptance of the terms and conditions of the U.S. Treasury's Capital Purchase Program under the Troubled Asset Relief Program ("CPP Rules").  Mr. Magee has duly acknowledged said prohibition pursuant to (i) certain waivers executed by Mr. Magee on December 12, 2008 and April 6, 2010 (the "Waivers") and (ii) a Letter Agreement between Mr. Magee and the Company dated December 12, 2008 (the "SEO Agreement").

            C.        The Company desires for Mr. Magee to assist in the transition of his duties, and Mr. Magee desires to assist in such transition, on the terms and conditions set forth below.

Agreement

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties agree as follows:

            1.         Executive Positions.  Effective April 1, 2011, Mr. Magee shall resign from his position as President of the Company and the Bank, but shall continue to serve as CEO of both the Company and the Bank at the pleasure of their respective Boards of Directors.  Effective January 1, 2013 (the "Separation Date"), Mr. Magee shall resign from his position as CEO of both the Company and the Bank and from any other position he then holds with the Company, the Bank, or any of their respective affiliates.  All of Mr. Magee's compensation and benefits as an employee of the Company, the Bank, and/or any of their respective affiliates shall terminate on the Separation Date.

            2.         Board Positions.  Effective immediately following the 2011 annual meeting of the Company's shareholders, Mr. Magee shall be appointed as Chairman of the Board of Directors of both the Company and the Bank and shall remain in such role until December 31, 2012, subject to his continuing nomination by the Board and election by the shareholders of the Company.  Effective on the Separation Date, Mr. Magee shall resign as a director of both the Company and the Bank.

            3.         Consulting Services.  In order to facilitate a smooth and orderly transition within the Company and the Bank upon the Separation, and to assure access to Mr. Magee's unique and valuable services, the Company and the Bank desire to retain the services of Mr. Magee as a consultant for two consecutive years beginning on the Separation Date and ending December 31, 2014, unless earlier terminated in accordance with Section 5 below (the "Consulting Term"). During the Consulting Term, Mr. Magee shall perform such consulting and advisory services (the "Services") as the Company or the Bank may direct or request from time to time.  Mr. Magee shall perform the Services faithfully, to the best of his ability, and on a timely basis.  At a minimum, during the Consulting Term, Mr. Magee shall meet with the Bank's executive management (i) on a monthly basis and (ii) upon not less than forty-eight (48) hours' advance notice.  It is also contemplated that Mr. Magee may be required to provide periodic reports to the Bank's President as to matters which are the subject of the Services.  As a consultant, Mr. Magee shall refer to and utilize whatever resources and materials he deems necessary or advisable and shall take whatever steps he deems best to provide the Services from time to time for the Company and the Bank.

            4.         Compensation.  In consideration for Mr. Magee's availability to render the Services, the Services to be rendered by Mr. Magee during the Consulting Term, and the other provisions of this Agreement, the Company shall compensate (or cause the Bank to compensate) Mr. Magee as follows (the "Compensation"):

                        (a)        The Company shall pay (or cause the Bank to pay) Mr. Magee the sum of Five Hundred Thousand Dollars ($500,000), payable in eight quarterly installments of Sixty-two Thousand Five Hundred Dollars ($62,500) each, in advance, on the first day of each calendar quarter during the Consulting Term.

                        (b)        During the Consulting Term, the Company shall pay (or cause the Bank to pay) all premiums and other costs associated with providing Mr. Magee and his dependents with health insurance benefits at the coverage levels in effect as of the Separation Date.  After the Consulting Term, Mr. Magee shall be eligible to participate in the Company's health insurance plan as a retiree.

                        (c)        The Company shall reimburse (or cause the Bank to reimburse) Mr. Magee for the out-of-pocket costs reasonably incurred by Mr. Magee during the Consulting Term to perform the Services.  Such reimbursement shall be made in accordance with the Company's policies regarding expense reimbursement.

            5.         Termination for Cause.  Mr. Magee's engagement for the performance of the Services shall immediately terminate if the Company or the Bank elects to terminate this Agreement for Cause.  For purposes of this Agreement, "Cause" shall mean (i) any act by Mr. Magee of fraud, misappropriation, embezzlement, or dishonesty with respect to the Company or the Bank or any other conduct by Mr. Magee that is reasonably likely to adversely affect the business or reputation of the Company or the Bank; (ii) the conviction of, or plea of guilt or no contest to, any felony by Mr. Magee; (iii) negligence or intentional misconduct by Mr. Magee in the performance of his duties that is not promptly remedied upon receipt of notice thereof from the Company or the Bank; (iv) the disregard by Mr. Magee of any lawful policy established by the Board of Directors, President, or CEO of the Company or the Bank that is not promptly remedied upon receipt of notice thereof from the Company or the Bank; or (v) any breach by Mr. Magee of any provision of this Agreement that is not promptly remedied upon receipt of notice thereof from the Company or the Bank.  Upon a termination of this Agreement for Cause, Mr. Magee shall be entitled to all accrued Compensation through the date of termination with no further payment obligation pursuant to this Agreement on the part of the Company or the Bank.

            6.         Independent Contractor Status.  When performing the Services, Mr. Magee shall act as an independent contractor and nothing in this Agreement shall create the relationship of partners or employer and employee between the parties after the Separation Date.  Mr. Magee shall retain control of the manner and means by which he performs the Services, including the determination of the time, energy, and skill devoted to the Services.

            7.         No Corporate Authority.  After the Separation Date, Mr. Magee understands and agrees that he shall not hold himself out as having any corporate authority to act on behalf of or to bind the Company or the Bank.  Mr. Magee also agrees that he shall take no action or create any impression, whether actual or implied, that he has authority to act on behalf of the Company or the Bank or which shall in any way bind the Company or the Bank during the Consulting Term.

            8.         Releases and Covenant Not to Sue.  Each of the parties agrees as follows:

                        (a)        In consideration for the Company and the Bank entering into this Agreement, Mr. Magee agrees to forever release and discharge, and covenants not to sue or make any claim against, the Company or the Bank; each of the present, former, and future parent companies, subsidiaries, affiliates, predecessors, successors, and assigns of the Company or the Bank; each of the present, former, or future shareholders, owners, directors, officers, partners, employees, agents and representatives of the Company or the Bank; and each of their respective affiliates, predecessors, successors, and assigns (collectively, the "Released Parties"), from any and all damages, losses, obligations, liabilities, claims, demands, actions or causes of action, costs, or expenses (including reasonable attorneys' fees) (collectively, "Losses"), of any kind or nature, whether known or unknown, matured or unmatured or otherwise, that could have been filed, brought, or asserted by Mr. Magee prior to the date of this Agreement against any of the Released Parties.  The foregoing release of claims, discharge, and covenant not to sue includes, but is not limited to, the following: (i) any and all claims of age discrimination under the Age Discrimination in Employment Act of 1967 (including, but not limited to, the Older Workers Benefit Protection Act), (ii) any and all claims under any state statutory or decisional law pertaining to termination of employment, wrongful discharge, wage and hour, discrimination, retaliation, infliction of emotional distress, breach of contract, breach of public policy, misrepresentation, or defamation, (iii) any and all claims under Title VII of the Civil Rights Act of 1964, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Americans With Disabilities Act and any other federal, state or local statute, law, rule, regulation, ordinance, common law or other legal requirement, (iv) any and all claims that Mr. Magee has or may have relating to his employment by the Bank or the Company prior to the date of this Agreement and any and all matters, transactions and things occurring prior to the date of this Agreement, and (v) any and all other tort or contract claims and other theories of recovery (collectively, the "Releases").  The foregoing Releases of claims, discharge and covenants not to sue by Mr. Magee do not apply to Mr. Magee's right to enforce this Agreement against the Company and the Bank.  The parties expressly understand and agree that the Releases contained in this Agreement are to be construed as broadly as all applicable laws allow.

                        (b)        In consideration of Mr. Magee's performance of this Agreement and of the mutual covenants and undertakings provided in this Agreement, the Company and the Bank each agrees to forever release and discharge Mr. Magee, his agents, and attorneys from any and all Losses of any kind or nature, whether known or unknown, matured or unmatured or otherwise, arising out of Mr. Magee's employment with the Bank or the Company prior to the date of this Agreement and all other aspects of their relationship with Mr. Magee prior to the date of this Agreement, with the exception of any claims arising as a result of Mr. Magee's intentional or willful misconduct, gross negligence, or criminal activity in the course of his employment with the Bank or the Company.

            9.         Consideration and Revocation Periods.  Mr. Magee has been advised to seek legal advice from an attorney of his own choosing before signing this Agreement. Mr. Magee acknowledges that he has twenty-one (21) days to consider the Releases contained in Section 9 of this Agreement.  Mr. Magee also acknowledges that he has seven (7) days from the date he signs this Agreement to revoke the Releases (the "Revocation Period") and that this Agreement shall not become effective or enforceable until after the Revocation Period expires.  Mr. Magee expressly understands that no Compensation shall be paid if he timely revokes this Agreement.  This Agreement shall become effective on the day following the expiration of the Revocation Period (the "Effective Date").  If Mr. Magee chooses to revoke this Agreement, then he must do so in writing by delivering the revocation letter by the close of business on the last day of the revocation period to Michael Wooldridge, Varnum LLP, 333 Bridge Street, NW, Suite 1700, Grand Rapids, Michigan 49504.

            10.       Acknowledgement by Mr. Magee.  Mr. Magee represents that he has carefully read and fully understands all the provisions of this Agreement, including the Releases, has had ample and adequate opportunity to thoroughly discuss all aspects of the Releases with legal counsel of his choosing, is voluntarily entering into this Agreement, and that no representations have been made other than those set forth explicitly in this Agreement.  Mr. Magee acknowledges and agrees that he has not been represented by or advised in any respect by the Company's legal counsel concerning this Agreement.  Further, Mr. Magee understands and agrees that this Agreement shall have no force or effect unless signed by him and not revoked prior to the expiration of the Revocation Period.

            11.       Restrictive Covenants.  Mr. Magee understands and agrees that a further material inducement for the Company and the Bank to enter into this Agreement includes Mr. Magee's agreement to abide by certain restrictive covenants set forth below.  The Company's and the Bank's respective obligations owed to Mr. Magee under this Agreement are expressly conditioned upon his compliance with these restrictive covenants.  In consideration of the provisions of this Agreement, Mr. Magee agrees to the following:

                        (a)        Agreement Not to Compete or Solicit.  During the term of Mr. Magee's employment with the Bank or the Company and during the Consulting Term, Mr. Magee agrees that he will not directly or indirectly become employed by, serve as a director for, advise or consult with, finance, take an ownership interest in, or otherwise work or perform services for, or assist any entity or enterprise that is or is planning to become in competition with the Company or the Bank anywhere within the State of Michigan.  In addition, during the same period, Mr. Magee agrees that he will not directly or indirectly solicit, induce, or attempt to induce any employee of the Company or the Bank to leave his or her employment with the Company or the Bank.  It is the parties' intent to make this restrictive covenant as broad as the law allows.  Nothing in this Section 14(a) shall prohibit Mr. Magee from owning 1% or less of the voting stock of any publicly traded entity.

                        (b)        Confidential Information.  During the term of Mr. Magee's employment with the Bank or the Company, during the Consulting Term, and thereafter, Mr. Magee shall not divulge or furnish any Confidential Information (as defined below) to any person, firm, or corporation, other than the Company or the Bank or any of their affiliates, or use any such Confidential Information directly or indirectly for Mr. Magee's own benefit or for the benefit of any person, firm or corporation other than the Company or the Bank or any of their affiliates, since such Confidential Information is confidential and shall at all times remain the property of the Company or the Bank or their affiliates, as applicable.

                        (c)        Non-disparagement.  Mr. Magee shall not publicly disparage or make or publish any negative statements or comments about any of the Released Parties.

                        (d)       Independent Covenants.  The Company's or the Bank's breach of any provision of this Agreement shall not serve as a release from or as an excuse for Mr. Magee not to fully perform the restrictive covenants set forth in this Section 14.

                        (e)        Blue Pencil.  To the extent a court of competent jurisdiction determines any part of the foregoing restrictive covenants is not enforceable, the parties agree that the court may apply the "blue pencil" doctrine to reformat the restrictive covenants by reducing the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            12.       Return of Company Property.  Mr. Magee covenants and agrees that, as of the Separation Date, he shall return to the Company any Confidential Information that is in his possession or control, or the location of which he knows, and he shall return to the Company or the Bank, as applicable, all equipment, computers, credit cards, keys, access cards, passwords and other property of the Company or the Bank that are in his possession or control, or the location of which he knows, and shall cease using any of the foregoing, except (in each case) as the Company and Mr. Magee mutually agree are necessary to provide the Services.

            13.       Definition of Confidential Information. The term "Confidential Information" includes any non-public information pertaining to:

                        (a)        Inventions, trade secrets, business information, data, formula, know-how, improvements, discoveries, developments, and other works of authorship and techniques, whether conceived, created or invented by Mr. Magee, and whether or not reduced to practice;

                        (b)        Nonpublic information regarding research, development, new products and services, marketing and selling, business plans and strategy, proposals, budgets, unpublished financial statements, licenses, contracts, prices and costs, suppliers, customers, customer lists; and;

                        (c)        Nonpublic information regarding the skills and compensation of other employees of the Company or the Bank.

            14.       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, representatives, successors, and assigns of the parties; provided, however, that Mr. Magee may not assign this Agreement, in whole or in part, or delegate any of his duties under this Agreement, whether voluntarily or by operation of law, without the express written consent of the Company and the Bank.

            15.       Breach of Agreement.  In the event that Mr. Magee breaches any of the provisions of this Agreement ("Consultant Breach"), the Company's obligations with respect to the payments set forth in Section 4 of this Agreement shall be deemed fully and finally discharged and will be of no further force or effect.  The death or disability of Mr. Magee shall not be deemed an automatic breach of this Agreement.  A breach of this Agreement by the Company or the Bank does not excuse Mr. Magee from fully performing all of his obligations pursuant to this Agreement.

            16.       Death or Disability.  If Mr. Magee becomes permanently disabled during the Consulting Term, it is the Company's and the Bank's intent to continue this Agreement in full force and effect, with the obligations of the parties continuing for the balance of the Consulting Term.  If Mr. Magee dies during the Consulting Term, then the Company shall pay (or cause the Bank to pay) within three (3) months of his death, the remaining Compensation described in Section 4, if any is due, to Mr. Magee's estate.

            17.        Miscellaneous.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings, written or oral, among them with respect to such subject matter.  This Agreement may be modified only by a written instrument signed by all parties.  This Agreement shall not amend or affect any written employee benefit plan of the Company or the Bank, and Mr. Magee's benefits, if any, under such plans shall be governed by the terms of each plan in which Mr. Magee is or was a participant.  No failure or delay by the Company or the Bank in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other right or further exercise of any other right or remedy.   This Agreement, including the Releases, shall be governed by, construed, and enforced in accordance with the laws of the State of Michigan without giving effect to the conflicts or choice of law provisions.  Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be brought against any of the parties in the state or federal courts (Western District of the State of Michigan) of Michigan.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

            18.       Remedies.  Mr. Magee acknowledges and agrees that a breach by him of any provision of this Agreement cannot be reasonably or adequately compensated in damages in an action at law, and that the Company and the Bank shall each be entitled to seek injunctive relief and any other remedies that may be available at law or in equity, all of which remedies shall be cumulative and in addition to any rights and remedies available by contract, law, rule, regulation, or order, without any requirement to post a bond or other security therefor.

            19.       Waivers and CPP Compliance/Recovery.  Notwithstanding anything to the contrary in this Agreement or in any other agreement, plan, program, or arrangement of the Company or the Bank, Mr. Magee agrees that he shall not be entitled to receive any payments from the Company or the Bank that would conflict with the terms of the Waivers or the SEO Agreement or would otherwise violate the CPP Rules or any other compensation rules applicable to the Company or the Bank (collectively, the "Restrictions").  In the event of a determination by the Company's primary federal banking regulator, the U.S. Department of the Treasury ("Treasury"), the U.S. Internal Revenue Service, or any other applicable federal government agency or body (each a "Government Agency") that any payments made or to be made to Mr. Magee under this Agreement would conflict with or violate the Restrictions, the Company agrees to provide prompt notice of such determination to Mr. Magee and to take reasonable steps to promptly request approval from the applicable Government Agency to make such payments to Mr. Magee in accordance with the Restrictions and/or to reasonably seek a waiver from the applicable Government Agency that would permit such payments to Mr. Magee if the determination is that the payment violates the Restrictions.  Mr. Magee also agrees that, in the event that the Company is obligated to pay, or has previously paid, any amount to him that is determined by any applicable Government Agency to violate the terms of the Restrictions or as to which the applicable Government Agency has not provided a waiver in response to the Company's request, then (a) in the case of any unpaid obligation, the Company shall cease to have an obligation to pay such amounts to him and (b) in the case of previously paid amounts, to the extent required by the applicable Government Agency, he shall be required to repay the gross amount of any such compensation to the Company within ten (10) business days of receiving written demand from the Company, or such shorter time period as may be required by such Government Agency or under the Restrictions.  Subject to compliance with the Restrictions, the Company agrees that in the event any amounts to be paid to Mr. Magee under this Agreement pursuant to Section 4 have not been fully paid to him (or have had to be repaid by him to the Company) because of this Section 24, and as he explicitly agrees under such circumstances to continue to fulfill his obligations under this Agreement, the Company agrees that within ten (10) business days of the date on which the Restrictions no longer prohibit such payment to Mr. Magee, the Company shall pay him in a lump sum any such unpaid amounts; provided, however, that the parties agree that any payments that are delayed beyond the timing specified in Section 4 are intended to be made in compliance with Treasury Regulation Section 1.409A-2(b)(7)(ii) so as to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code.

[Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused this Consulting and Transition Agreement to be executed as of the date first above written.

COMPANY: Independent Bank Corporation By: Its:

BANK: Independent Bank By: Its:

MAGEE: Michael M. Magee, Jr.